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                                                                     Exhibit 4.2

                          SECOND SUPPLEMENTAL INDENTURE

            SECOND SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of February 6, 1998, between BE AEROSPACE, INC., a Delaware corporation (the "Company"), and United States Trust Company of New York, a New York corporation (the "Trustee").

                                   WITNESSETH:

            WHEREAS, in accordance with Section 902 of the Indenture relating to the 9 3/4% Senior Notes due 2003 (the "Notes") of the Company dated as of March 3, 1993, as supplemented on January 5, 1996 (as supplemented, the "Indenture"), between the Company and the Trustee, the Trustee and the Company, when authorized by a Board Resolution, with the written consent of the Holders of a majority in principal amount of the Outstanding Securities (the "Requisite Consents") may amend certain terms and covenants contained in the Indenture;

            WHEREAS, the Company has obtained the Requisite Consents to amend the Indenture as set forth below;

            WHEREAS, the Board has, as evidenced by a Board Resolution, authorized the amendment of the Indenture pursuant to this Supplemental Indenture;

            WHEREAS all things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to its terms have been done;

            NOW THEREFORE, the parties hereto hereby agree as follows:

            SECTION 1.1. Certain Terms Defined in the Indenture. All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

            SECTION 1.2. Amendments of Section 101. (a) Section 101 of the Indenture is amended by deleting each of the following definitions in their entirety:

            "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a subsidiary).

            "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the

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Company shall be merged with or into the Company or any Restricted Subsidiary of the Company or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

            "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or a wholly-owned Restricted Subsidiary of the Company, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary of the Company held by the Company or any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary of the Company; or (c) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets (i) that is governed by the provisions of Article Eight of this Indenture, (ii) to an Unrestricted Subsidiary, if permitted under Section 1011 of this Indenture or
(iii) having a Fair Market Value of less than $10,000.

            "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

            "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total Voting Stock of the Company; (b) the Company consolidates with, or mergers with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under this Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the

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"beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total Voting Stock of the surviving or transferee corporation; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) any final order, judgment or decree of a court of competent jurisdiction shall be entered against the Company decreeing the dissolution or liquidation of the Company.

            "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions, (c) the net income (or net loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries in cash by such other Person during such period, (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders and (f) income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary.

            "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Tax Expense and Consolidated Non-cash Charges, in each case, for such period, of such Person and its subsidiaries on a consolidated basis, all determined in accordance with GAAP, to
(b) the sum of such Consolidated Interest Expense for such period; provided that
(i) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of


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computation had been the applicable rate for the entire period, (ii) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and (iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements. If such Person or any of its subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or such subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

            "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

            "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) the aggregate dividends paid or accrued on Preferred Stock of such Person or its Subsidiaries, to the extent such Preferred Stock is owned by Persons other than such Person and its Subsidiaries.

            "Consolidated Net Worth" means, with respect to any Person at any date, the consolidated stockholders' equity of such Person less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of such Person and its Subsidiaries, as determined in accordance with GAAP.

            "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Adjusted Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

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            "Eligible Inventories" as of any date means the consolidated inventories of the Company and its Restricted Subsidiaries (net of any reserve) on the basis of the method of accounting (either last in/first out or first in/first out) used by the Company in the preparation of its financial statements included in the latest Form 10-K filed by the Company under the Securities Act, as shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries, all in accordance with GAAP.

            "Eligible Receivables" as of any date means the consolidated accounts receivables (net of any reserve) of the Company and its Restricted Subsidiaries that are not more that 60 days past their due date and that were entered into on normal payment terms as shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries, all in accordance with GAAP.

            "Fully Traded Common Stock" means Common Stock issued by any corporation if (A) such Common Stock is listed on The New York Stock Exchange, The American Stock Exchange or The London Stock Exchange or is included for trading privileges in the National Market System of the National Association of Securities Dealers Automated Quotation System; provided that such Common Stock is freely tradeable under the Securities Act (or, in the case of The London Stock Exchange, any applicable law, rule or regulation) upon issuance; and (B) such Common Stock does not constitute more than 15% of the issued and outstanding Common Stock of such corporation held by Persons other than 10% holders of such Common Stock and Affiliates and insiders of such corporation.

            "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

            "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary)

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owning a beneficial interest in the assets subject to the Asset Sale and (iv)
appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

            "Permitted Indebtedness" means any of the following:

            (i) Indebtedness of the Company under the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the sum of 80% of the aggregate amount of Eligible Receivables and 50% of the aggregate amount of Eligible Inventory, measured as of the end of the most recent fiscal quarter preceding the time such Indebtedness is incurred;

            (ii) Indebtedness of the Company under the Securities;

            (iii) Indebtedness of the Company outstanding on the date of this Indenture (other than Indebtedness incurred pursuant to clause (i) of this definition);

            (iv) obligations of the Company pursuant to interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations;

            (v) Indebtedness of the Company to any wholly owned Restricted Subsidiaries;

            (vi) Indebtedness of the Company consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

            (vii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company incurred pursuant to clauses
      (ii) and (iii) of this definition, including any successive refinancings by the Company, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced

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      plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Securities at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life longer than the Average Life of the Securities and a final Stated Maturity later than the final Stated Maturity of the Securities; and

            (viii) Indebtedness in an aggregate principal amount not in excess of $30 million at any one time outstanding, less the amount of Permitted Subsidiary Indebtedness then outstanding pursuant to clause (vii) of the definition thereof.

            "Permitted Investments" means any of the following (i) Investments in Cash Equivalents; (ii) Investments in the Company or wholly-owned Restricted Subsidiaries; provided that if the Company shall make any Investment in FEEL in excess of $1 million, FEEL shall Guarantee the Securities in compliance with paragraph (b) and clauses (i)(A) and (ii) of paragraph (a) of Section 1017;
(iii) Investments in an amount not to exceed $15 million at any one time outstanding; or (iv) Investments by the Company or any Restricted Subsidiary of the Company in another Person, if as a result of such Investment (A) such other Person becomes a Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary.

            "Permitted Liens" means the following types of Liens:

            (a) Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

            (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

            (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety


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      and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

            (d) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

            (e) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

            (f) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

            (g) purchase money Liens; provided, however, that (i) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created (A) in the case of any Asset Acquisition, within 270 days of the closing of such Asset Acquisition and (B) in all other cases, in the ordinary course of business within 90 days of such acquisition;

            (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

            (i) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

            (j) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

            (k) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

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            (l) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

            (m) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture; and

            (n) Liens securing an aggregate of $30 million of Indebtedness permitted to be incurred under this Indenture by the Company and its Restricted Subsidiaries.

            "Permitted Subsidiary Indebtedness" means any of the following:

            (i) Indebtedness of any Restricted Subsidiary outstanding on the date of this Indenture;

            (ii) obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations;

            (iii) Indebtedness of any Restricted Subsidiary to any wholly-owned Restricted Subsidiary of the Company or to the Company;

            (iv) Indebtedness of any Restricted Subsidiary consisting of guaranties, indemnities or obligations in respect or purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

            (v) Any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary other than Indebtedness incurred pursuant to clause (vii) of this definition, including any successive refinancings by such Restricted Subsidiary, so long as any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced and such new Indebtedness has an Average Life longer than the Average Life of the Securities and final Stated Maturity later than the final Stated Maturity of the Securities; and

            (vi) Indebtedness (as defined in clauses (e) and (f) of the definition of Indebtedness) to the Holders incurred pursuant to provisions of this Indenture;

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            (vii) Indebtedness in an amount not to exceed $30 million at any one time outstanding, less the amount of Permitted Indebtedness then outstanding pursuant to clause (vii) of the definition thereof; and

            (viii) Guarantees of Indebtedness of the Company permitted under
      Section 1017.

            (b) The definition of "Unrestricted Subsidiary" located in Section 101 of the Indenture is amended in full to read as follows:

            ""Unrestricted Subsidiary" means (1) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of the Company which is not a Subsidiary of the Subsidiary to be so designated. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary."

            SECTION 1.3. Amendment of Section 501. Section 501 of the Indenture is amended and restated in full to read as follows:

            "SECTION 501.     Events of Default.

            "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

            (1) default in the payment of the principal of or premium, if any, when due and payable, on any of the Securities; or

            (2) default in the payment of an installment of interest on any of the Securities, when due and payable, for 30 days; or

            (3) default in the performance or breach of the provisions of Article Eight of this Indenture; or

            (4) the Company or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Securities, any Guarantee or this Indenture (other than a default specified in (1), (2) or (3) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same


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      shall have been given (x) to the Company by the Trustee or (y) to the
      Company and the Trustee by the holders of 25% in aggregate principal amount of the Securities then outstanding; or

            (5) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture) and such condition shall have continued for a period of 30 days after written notice of such failure requiring the Guarantor and the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Securities then outstanding; or

            (6) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustments or composition of or in respect of the Company or any Significant Subsidiary under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

            (7) the institution by the Company or any Significant Subsidiary or proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due."

            SECTION 1.4. Amendment of Section 801. Section 801 of the Indenture is amended and restated in full to read as follows:

            "SECTION 801.  Company May Consolidate, etc., Only on Certain Terms.

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            The Company shall not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and after giving effect thereto:

            (1) either (A) if the transaction or transactions is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted subsidiary, as the case may be, substantially as an entirety, are sold, assigned, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and the Indenture, and, in each case, the Indenture shall remain in full force and effect;

            (2) the Company or such Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory in form and substance to the Trustee, which, taken together, state that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this Article and that all conditions precedent herein provided for relating to such transactions have been complied with."

            SECTION 1.5. Amendments to Article Ten. Article Ten of the Indenture is amended by deleting the following sections in their entirety and inserting "Intentionally Omitted" under each Section heading:

            SECTION 1009.  Provision of Financial Statements.

            The Company shall file with the Commission the annual, quarterly and other reports required by Section 13(a), 13(c) or 15(d) of the Exchange Act, regardless of whether such Sections of the Exchange Act are applicable to the Company, and shall provide copies of such reports to Holders and the Trustee within 15 days of the date it is or would have been required to file such reports with the Commission had it been subject to such Sections. The Company shall also comply with the other provisions of TIA Section 314(a).

            SECTION 1010.  Limitation on Indebtedness.

            (a) The Company will not create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for (collectively to "incur") the payment of any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) notwithstanding clause (d) of the definition of Consolidated Adjusted Net Income, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period), would have been at least equal to 2.0 to 1, and (y) if such Indebtedness is Subordinated Indebtedness, such Indebtedness shall have an Average Life longer than the Average Life of the Securities and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Securities.

            (b) The Company will not permit any Restricted Subsidiary to incur any Indebtedness (including any Acquired Indebtedness), other than Permitted Subsidiary Indebtedness, unless (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to the matters referred to in clauses (i), (ii) and (iii) in the parenthetical in paragraph (a) of this Section 1010), would have been at least equal to 3.0 to 1, and (y) any Restricted Subsidiary which incurs any Indebtedness pursuant to clause (x) of this paragraph (b) shall Guarantee the Securities in compliance with paragraph (b) and clauses (i)(A) and (ii) of paragraph (a) of Section 1017.

            (c) The Company shall not incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued or outstanding, is also expressly made subordinate to the Securities at least to the extent it is subordinated to such other Indebtedness, except that the securities shall not be required to become designated senior indebtedness or its equivalent due solely to the incurrence of such other Indebtedness in accordance with this sentence.

            SECTION 1011.  Limitation on Restricted Payments.

            (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

            (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but excluding dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock),

            (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any options, warrants or other rights to acquire such Capital Stock,

            (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness,

            (iv) make any Investment (other than any Permitted Investment) in any Person, or

            (v) incur any guarantee of Indebtedness of any Affiliate, including any Unrestricted Subsidiary (other than with respect to (a) guarantees of Indebtedness of any wholly-owned Restricted Subsidiary by the Company or
      (b) guarantees of Indebtedness of the Company by any Restricted
      Subsidiary),

(such payments or other actions described in (but not excluded from) clauses (i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 1010, and
(3) the aggregate amount of all Restricted Payments declared or made after the date of this Indenture shall not exceed the sum of (A) 50% of the aggregate cumulative Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day after the date of this Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus (B) the aggregate net cash proceeds received after the date of this

Indenture by the Company from the issuance or sale (other than to any Restricted Subsidiary) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock of the Company, plus (C) the aggregate net cash proceeds received after the date of this Indenture by the Company from the issuance or sale (other than to any Restricted Subsidiary) of debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to this extent such debt securities were originally sold for cash, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus (D) to the extent not otherwise included in the Company's Consolidated Adjusted Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after the date of this Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary by the Company and its Restricted Subsidiaries, plus (E) $10 million.

            (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses (ii), (iii), (iv) and (v) below) no Default or Event of Default shall have occurred and be continuing:

            (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above;

            (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

            (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

            (iv) the purchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock or Permitted Indebtedness incurred pursuant to clause (vii) of the definition thereof) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, acquired or retired, (B) such new Indebtedness is subordinated to the Securities to the same extent as such Subordinated Indebtedness so purchased, redeemed, acquired or retired and (C) such new Indebtedness has an Average Life longer than the Average Life of the Securities and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Securities; and

            (v) the purchase, redemption or other acquisition or retirement for value of shares of Common Stock of the Company issued pursuant to non-qualified options granted under stock option plans of the Company in order to pay withholding taxes due as a result of income recognized upon the exercise of such options; provided that (1) the Company is required, by the terms of such plans, to effect such purchase, redemption or other acquisition or retirement for value of such shares and (2) the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $2 million during any fiscal year of the Company.

The actions described in clauses (i), (ii), (iii) and (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)) and the actions described in clause (iv) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

            (c) In computing Consolidated Adjusted Net Income of the Company under clause (3)(A) of paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

            SECTION 1012. Limitation on Issuances and Sales of Restricted Subsidiary Stock.

            The Company (i) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a wholly-owned Restricted Subsidiary) and (ii) will not permit any Person (other than the Company or a wholly-owned Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (1) the issuance and sale of all, but not less than all, of the issued and outstanding Capital stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of this Indenture, or (2) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

            SECTION 1013. Limitation on Transactions with Affiliates.

           The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 5% or more of any class of the Company's Capital Stock at any time outstanding ("Interested Persons"), unless (i) such transaction is among the Company and wholly-owned Restricted Subsidiaries or (ii) (A) such transaction is on terms that are no less favorable to the Company, or such Restricted Subsidiary, as the case may be, than those which could have been obtained in an arm's length transaction with third parties who are not Interested Persons and (B) such transaction has been approved by the Board of Directors (including a majority of the Disinterested Directors); provided, however, that this covenant will not restrict (1) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary and (2) the performance of the Company's obligations under the AET Contract.

            SECTION 1014.  Limitation on Liens.

            The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to any of its property or assets, whether owned at the date of this Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Securities are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the

Securities are equally and ratably secured, except for (a) Liens existing as of the Closing Date; (b) Liens securing the Securities; (c) Liens in favor of the Company; (d) Liens securing Indebtedness of the Company or any Restricted Subsidiary having a principal amount not in excess of (A) the sum of 80% of Eligible Receivables and 50% of Eligible Inventory, measured as of the end of the most recent fiscal quarter preceding the incurrence of such Lien less (B) the amount of Indebtedness secured by Liens incurred pursuant to clause (n) of the definition of Permitted Liens; provided that, to the extent such Liens secure Indebtedness of any Restricted Subsidiary (i) such Restricted Subsidiary shall Guarantee the Securities in compliance with the provisions of paragraph
(b) and clauses (i)(A) and (ii) of paragraph (a) of Section 1017 and (ii) such Restricted Subsidiary's Guarantee of the Securities shall be equally and ratably secured with the Indebtedness secured by such Lien; and (e) Permitted Liens.

            SECTION 1015.  Change of Control.

            (a) Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the outstanding Securities (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor less than 60 days following the Change of Control Date, all of the then outstanding Securities validly tendered pursuant to such Change in Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

            (b) In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Holder notice of the Change of Control Offer in the manner provided in Section 106, which notice shall govern the terms of the Change of Control Offer and shall state:

            (1) that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase such Holder's Securities at the Change of Control Purchase Price.

            (2) the circumstances and relevant facts regarding such Change of Control (including but not limited to information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

            (3) the Change of Control Purchase Date; and

            (4) the instructions a Holder must follow in order to have its Securities repurchased in accordance with paragraph (c) of this Section.

            (c) Holders electing to have Securities purchased will be required to surrender such Securities to the Company at the address specified in the notice at least five Business Days prior to the Change of Control Purchase Date. Holders will be entitled to withdraw their election if the Company receives, not later than three Business Days prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Securities delivered for purchase by the Holder as to which his election is to be withdrawn and a statement that such Holder is withdrawing his election to have such Securities purchased. Holders whose Securities are purchased only in part will be issued new Securities equal in principal amount of the unpurchased portion of the Securities surrendered.

            (d) The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Securities as described above.

            SECTION 1016. Limitation on Disposition of Proceeds of Asset Sales.

            (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) such Asset Sale is for not less than the Fair Market Value of the assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents; provided that the Company and its Restricted Subsidiaries may engage in Asset Sales for consideration not in the form of cash or Cash Equivalents in amounts in excess of that permitted in this clause (ii), so long as (x) such excess consideration is in the form of Fully Traded Common Stock, (y) the aggregate Fair Market Value of such Fully Traded Common Stock received by the Company and its Restricted Subsidiaries (measured as of the date of receipt) from all Asset Sales in reliance on this proviso since the date of this Indenture that has not been converted into cash or Cash Equivalents does not exceed $10 million and (z) any Fully Traded Common stock that is converted into cash or Cash Equivalents shall be applied as provided in paragraphs (b) and (c) of this Section 1016.

            (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) repay or prepay any then outstanding senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date or in businesses reasonably related thereto. If any such legally binding agreement to invest such

Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clauses (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

            (c) When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall, within 15 Business Days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Securities, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount (expressed as a multiple of $1,000) of Securities that may be purchased with the Excess Proceeds. The offer price as to each Security shall be payable in cash in an amount equal to 100% of the principal amount of such Security plus accrued and unpaid interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of Securities tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Securities validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Securities to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

            SECTION 1017. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

            (a) The Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary unless (i) (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for an unsubordinated Guarantee of payment of the Securities by such Restricted Subsidiary and (B) with respect to any such Guarantee of Subordinated Indebtedness, any such Guarantee of such Restricted Subsidiary with respect to such Subordinated Indebtedness shall be subordinated to such Restricted Subsidiary's Guarantee with respect to the Securities at least to the same extent as such Subordinated Indebtedness is subordinated to the Securities; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; (iii) such Restricted Subsidiary shall appoint CT Corporation in New York City as its agent for the service of process; and (iv) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that
(A) such appointment of CT Corporation is valid, (B) such Guarantee of the Securities has been duly executed and authorized and (C) such Guarantee of the Securities constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

            (b) Notwithstanding the foregoing and the other provisions of this Indenture, any Guarantee by a Restricted Subsidiary of the Securities shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

            SECTION 1018. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

            The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (c) make loans or advances to the Company or any other Restricted Subsidiary of the Company, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company,
(iii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (iv) any agreement in existence on the Closing Date (to the extent of any encumbrances or restrictions in existence thereunder on the Closing Date) and (v) any agreement providing for the incurrence of Indebtedness of Restricted Subsidiaries pursuant to either clause (x) of paragraph (b) of Section 1010 or clause (vii) of the definition of Permitted Subsidiary Indebtedness; provided that any Restricted Subsidiary (including, without limitation, FEEL) that becomes subject to any such encumbrances or restrictions pursuant to this clause
(v) shall Guarantee the Securities in compliance with the provisions of paragraph (b) and clauses (i) and (ii) of paragraph (a) of Section 1017.

            SECTION 1.6 Section 1020. A new Section 1020 entitled "Waivers" will be added to the Indenture reading in its entirety as follows:

            "SECTION 1020. Waivers. The application of the provisions of the Indenture are hereby waived to the extent that such provisions might otherwise interfere with the ability of the Company to enter into agreements contemplated by, and to consummate the offer and sale of one or more new issues of senior subordinated debt securities in a public or private offering."

            SECTION 2. Effectiveness. This Supplemental Indenture shall become effective in accordance herewith upon its execution but shall become operative and shall supersede the Indenture to the extent provided herein only if, and on the date (the "Operative Date") that, the Company consummates the purchase of Securities pursuant to and in accordance with the terms of the Offer to Purchase and Consent Solicitation Statement of the Company, dated January 28, 1998. From and after such date, the Indenture shall apply only to the extent not amended and superseded hereby. The Company shall notify the trustee of the Operative Date promptly after such date. Any failure of the Company to give such notice, or any defect therein, shall not, however, in any way impair or affect (a) the validity of this Supplemental Indenture or (b) this Supplemental Indenture becoming operative pursuant to this Section 2.

            SECTION 3. Governing Law. This Supplemental Indenture shall be governed by the laws of the State of New York.

            SECTION 4. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            SECTION 5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            SECTION 6. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.


                      -----------------------------------

            IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.


                                       BE AEROSPACE, INC.



                                       By:______________________________________
                                          Title:

Attest:___________________
       Title:


                                       UNITED STATES TRUST COMPANY OF NEW YORK



                                       By:______________________________________
                                          Title:

Attest:___________________
       Title: